Exhibit 99.1

FOR IMMEDIATE RELEASE

FRANKFORT KENTUCKY (July 7, 2011) Investors Heritage Capital Corporation announced today that its wholly owned subsidiary, Investors Heritage Life Insurance Company, a Frankfort, Kentucky based life insurance company, has assumed the Covered Obligations of the Texas Life, Accident, Health and Hospital Service Guaranty Association under certain life insurance policies originally issued by Memorial Service Life Insurance Company, a Texas company now in liquidation.  The life insurance policies were sold in conjunction with certain prepaid funeral benefit contracts and as part of the assumption, Investors Heritage Life has also been assigned the Run-off Responsibilities related to those prepaid funeral benefit contracts.

Investors Heritage Life will provide all administrative services with respect to the policies including policyholder service, premium billing and collection and claims processing.  In addition, Investors Heritage Life will provide the required services related to the prepaid funeral benefit contracts that are associated with the life insurance policies.  All of the life insurance policies and prepaid funeral benefit contracts were sold in the state of Texas.

Harry Lee Waterfield II, Chairman and President of Investors Heritage Capital Corporation, said “The assumption of these obligations by Investors Heritage Life will add approximately 52,000 policyholders to our policyholder base.  We appreciate the confidence that the Texas Guaranty Association has shown Investors Heritage Life in accepting our bid.  We have been in the insurance-funded preneed business for over 20 years.  We understand the business and we have an outstanding administrative staff to service all of our constituents. We are very excited about this assumption and look forward to providing excellent service to our new policyholders.”

Investors Heritage Life Insurance Company markets primarily preneed/final expense insurance through funeral homes, and credit related insurance through financial institutions.  Investors Heritage also offers traditional life insurance products and annuities and provides third party administrative services to unaffiliated insurance companies. In addition to majority ownership of Investors Heritage Life, Investors Heritage Capital Corporation also owns an insurance marketing company and a printing company.

Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company's SEC filings) which could cause actual results to differ materially from those projected.  SEC filings may be obtained from the SEC or by contacting the Company.